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                                                           Exhibit 10.25

                          MASTER SERVICES AGREEMENT
                            TERMS AND CONDITIONS

                                   between

Micros-to-Mainframes                                Dell Marketing L.P.
270 Madison Avenue                                  One Dell Way
New York NY 10016                   and             Round Rock, Texas 78682
("INSTALLATION SERVICE PROVIDER")                   ("DMLP")




                    EFFECTIVE DATE: April, 15, 1999

WHEREAS DMLP sells, leases, licenses or otherwise distributes computer hardware and software products including third party products.

WHEREAS DMLP has certain service obligations to its customers with respect to such computer hardware and software products and wishes to subcontract some of these obligations to INSTALLATION SERVICE PROVIDER.

WHEREAS INSTALLATION SERVICE PROVIDER has agreed to carry out some of these obligations of DMLP by performing the services as more fully described below.

WHEREAS the services to be provided by INSTALLATION SERVICE PROVIDER hereunder shall apply only to computer hardware and software products sold, leased or licensed by DMLP.

Accordingly, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, both parties enter into this Agreement as follows:


1.0	DEFINITIONS

The following terms contained in quotations shall have the following meanings for purposes of this Agreement. Additional terms may be defined in the body of this Master Services Agreement or in the applicable Statements of Work.

1.1	"Agreement" means this Master Services Agreement, any Schedules attached hereto and any Statements of Work that are added to this Master Services Agreement.

1.2	 "CRE" means a certified customer resource engineer which may be a INSTALLATION SERVICE PROVIDER employee or a permitted
Subcontractor. To be certified, the engineer must have successfully completed the applicable Dell Product training programs.

1.3 	"Customer" means any person or persons, firm, company or
authority in possession of any of the Products that have entered into a Service Agreement with DMLP.

1.4 	"Fee(s)" means the fee(s) to be paid by DMLP to INSTALLATION
SERVICE PROVIDER for the provision of Services as more particularly described in Section 6 and in the applicable
Statements of Work.

1.5	 "Intellectual Property Rights" means patents, trade marks,
registered designs, applications for any of the foregoing, copyrights, design rights, know-how, trade secret, confidential information, trade and business names and any other similarly protected rights in any country.
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1.6 "Products" means goods (including software, hardware and third party products) sold, leased, licensed or otherwise distributed by DMLP from time to time, including, but not limited to, computer systems and peripherals.

1.7	"Response Time" means the INSTALLATION PROVIDER will contact the Customer and schedule the Services within forty-eight (48) hours of receipt of the Service request from DMLP on standard services or arrive as mutually agreed upon by the Parties for all custom bid service.

1.8	 "Service" or "Services" refers collectively to the service
duties and labors rendered to DMLP'S Customers as contemplated by this Agreement as more fully described herein, in the Schedules and/or in specific Statements of Work.

1.9	 "Service Agreement" means a written agreement entered into
between DMLP and a Customer which contains terms and conditions regarding the provision of services, including, but not limited to, warranty service for a Product owned, leased or licensed by a Customer from DMLP. The type(s) of service that may be performed pursuant to a Service Agreement shall be set forth in the applicable Schedule and/or Statement of Work.

1.10	 "Statement of Work" means any Statement of Work (so
designated) which is at any time attached to or subject to this Agreement by mutual written agreement of the parties. Each such Statement of Work is made a part of this Agreement and incorporated herein for all purposes.

2.0          ARRANGEMENT

2.1	DMLP sells, leases and licenses Products to Customers. DMLP
also sells or provides to such Customers certain Service
Agreements covering such Products. Under this Agreement DMLP may subcontract to INSTALLATION SERVICE PROVIDER certain services which DMLP is obligated to perform under such Service Agreements. During the term of this Agreement, INSTALLATION
SERVICE PROVIDER will perform those Services subcontracted to it by DMLP in accordance with the terms and conditions contained in this Agreement. In return for INSTALLATION SERVICE PROVIDER'S performance of these Services, DMLP shall pay INSTALLATION SERVICE PROVIDER in accordance with Section 6
"Fees and Payments." Except as set forth in this Agreement, INSTALLATION SERVICE PROVIDER shall not be entitled to any fee, revenue, or other payment of any kind under this Agreement with respect to Services performed for Customers in accordance with the Service Agreements.

2.2	Nothing in this Agreement nor any course of dealing or
performance which arises from or in connection with this Agreement, will require or be construed to require DMLP to market, sell or provide services or Service Agreements to Customers or require DMLP to subcontract to INSTALLATION SERVICE PROVIDER any services to be performed under a Service Agreement. DMLP retains full freedom and flexibility in determining what services to offer its Customers and who will perform such services. DMLP does not make any guarantee or commitment as to the amount/volume of Services DMLP will subcontract to INSTALLATION SERVICE PROVIDER. This is a non-exclusive relationship. This Agreement shall not be construed or create rights, express or implied, on behalf of or for use of any third parties.

3.0	DURATION

3.1	This Agreement will commence on the Effective Date and continue thereafter for an initial term which shall expire three (3) years after the Effective Date. The term of this Agreement will be automatically renewed for a one (1) year term on each expiration date unless written notice of termination is given by either party at least one hundred twenty (120) days prior to the expiration date of the then current term, or unless the Agreement is otherwise terminated at an earlier date as provided elsewhere herein.


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4.0	THE SERVICES

4.1 This Agreement will apply to the Services that are identified in the Schedules and/or Statements of Work. On receipt of a request for Services, INSTALLATION SERVICE PROVIDER shall attend to the Customer's requirements in accordance with the terms and conditions set forth in the applicable Schedules and/or Statement of Work. Whether using its own personnel or permitted Subcontractors, INSTALLATION SERVICE PROVIDER shall only use CRE(S) to perform the Services unless such requirement is waived by Dell in writing.

4.2	INSTALLATION SERVICE PROVIDER will maintain during the term of this Agreement the physical installations, employees, CRE(s) and other infrastructure necessary to perform the Services pursuant to this Agreement.


5.0	STAFF

5.1 INSTALLATION SERVICE PROVIDER shall be entitled to select and contract with properly trained, equipped and experienced subcontractors (each a "Subcontractor", and, collectively, the "Subcontractors") as necessary to perform and fulfill INSTALLATION SERVICE PROVIDER'S duties under this Agreement, at its sole cost and expense; provided, however, (i) INSTALLATION SERVICE PROVIDER is wholly responsible for engaging qualified Subcontractors and effectively managing the allocation of work to be performed by such Subcontractors under this Agreement
(ii) INSTALLATION SERVICE PROVIDER shall remain fully responsible and liable for the provision of, and shall not be relieved of its obligation to perform, the Services regardless of INSTALLATION SERVICE PROVIDER'S use of a Subcontractor,
(iii) INSTALLATION SERVICE PROVIDER shall be responsible for managing the Subcontractor and their performance of the Services in accordance with the terms of this Agreement, (iv) INSTALLATION SERVICE PROVIDER shall be solely responsible for all compensation, payment and reimbursements due to any Subcontractor; and (v) INSTALLATION SERVICE PROVIDER shall be responsible for, and liable to DMLP, for any failure of any Subcontractor to comply with the terms and conditions of this Agreement. INSTALLATION SERVICE PROVIDER must notify DMLP and receive DMLP'S consent for each Subcontractor that is to provide any Services hereunder prior to the date on which such Subcontractor commences to provide such Services. Such consent shall not be unreasonably withheld.

5.2	DMLP will have the right to request termination of any
Subcontractors providing Services under this Agreement for any reason. INSTALLATION SERVICE PROVIDER shall not, at any time without the prior written consent of DMLP, subcontract more than five percent (5%) of the Services. If however business needs dictate that INSTALLATION SERVICE PROVIDER subcontracts more than five percent (5%) of the Services performed hereunder, it is agreed by the parties that INSTALLATION
SERVICE PROVIDER   shall at all times manage any subcontracting
performed on its behalf. INSTALLATION SERVICE PROVIDER may not change Subcontractors or the scope of any Services provided by any Subcontractor in any way that materially affects the performance of the Services or the reliability thereof without DMLP'S prior written consent.


5.3	INSTALLATION SERVICE PROVIDER shall prevent its employees
and/or any permitted Subcontractors from disparaging the Products or DMLP or engaging in other practices which may be detrimental to the Products or DMLP. If an incident of claimed disparagement or a detrimental practice comes to DMLP'S attention, it shall inform INSTALLATION SERVICE PROVIDER and INSTALLATION SERVICE PROVIDER shall immediately prohibit such INSTALLATION SERVICE PROVIDER employees and/or Subcontractors involved from making contact with the Customer and within forty-eight (48) hours, both parties shall meet to carry out a preliminary investigation. If deemed necessary at this meeting, a full investigation shall be carried out within the time scale agreed at the preliminary meeting and if not agreed, within seven (7) days. The investigation and any subsequent remedial actions shall be carried out in accordance with the Procedural Manual.

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6.0	FEES AND PAYMENTS

6.1	If INSTALLATION SERVICE PROVIDER properly performs the
applicable Services, DMLP will pay INSTALLATION SERVICE
PROVIDER the applicable Fee as set forth in the applicable
Schedules and/or Statement of Work.

6.2	INSTALLATION SERVICE PROVIDER shall retain all records of
Services carried out under this Agreement for a period of five
(5) years in order to substantiate all invoices submitted pursuant to this Agreement and its performance hereunder.
INSTALLATION SERVICE PROVIDER agrees to provide such records in a form reasonably requested by DMLP.

6.3	 DMLP shall be responsible for all taxes on the Services,
except for those related to the net income and property of INSTALLATION SERVICE PROVIDER. Invoices will include all applicable taxes in accordance with the laws of the taxing jurisdiction where the Services are performed.

6.4 INSTALLATION SERVICE PROVIDER shall invoice DMLP for any Fees due and such invoices shall be paid within forty-five (45) days of receipt of the invoice.

6.5	All invoices shall be sent to:

Dell Marketing L.P.
One Dell Way
Round Rock, Texas 78682
Attn: DSP Finance

7.0	TECHNICAL CO-OPERATION AND ASSISTANCE

7.1	INSTALLATION SERVICE PROVIDER and DMLP will work together to establish a method of communication between them to facilitate the transfer of service related information.

7.2	DMLP shall make available to INSTALLATION SERVICE PROVIDER at no cost to ISP such operating manuals, user instructions, technical literature and other related materials that are necessary for the performance of the Services. (hereinafter called the "Technical Information"). DMLP shall make available to INSTALLATION SERVICE PROVIDER such updates and modifications of the Technical Information created by DMLP as is necessary and sufficient for INSTALLATION SERVICE PROVIDER to perform its obligations under this Agreement at no cost to ISP. Unless the parties otherwise agree, INSTALLATION SERVICE PROVIDER may make copies of the Technical Information as is necessary for aiding in completion of training, installation, use, application and fault diagnosis associated with the Services. INSTALLATION
SERVICE PROVIDER shall not use the Technical Information or any copies thereof for any purpose other than to provide the Services hereunder and such Technical Information shall only be provided to those INSTALLATION SERVICE PROVIDER personnel and permitted Subcontractors involved in providing Services under this Agreement and to no others. Such Technical Information shall be considered DMLP Confidential Information.

7.3 INSTALLATION SERVICE PROVIDER shall provide an Operating Account Manager and a Service Sales Account Manager. These Managers shall be responsible for constant support and maintenance of the DMLP and INSTALLATION SERVICE PROVIDER accounts respectively.

7.4 As mutually agreed upon, INSTALLATION SERVICE PROVIDER and DMLP shall prepare for and attend operational meetings to review both parties' performance, identify any areas of concern and to agree action plans and time frames for completion as required.


7.5	If any dispute shall arise between INSTALLATION SERVICE
PROVIDER and any Customer with respect to a Product or the provision of Services, INSTALLATION SERVICE PROVIDER shall promptly inform DMLP and comply with the reasonable instructions of DMLP in relation thereto.

8.0	REPRESENTATIONS AND WARRANTIES

8.1 	INSTALLATION SERVICE PROVIDER represents and warrants that by virtue of entering into this Agreement it is not and will not be in breach of any express or implied obligation to any third party binding upon it.

8.2 INSTALLATION SERVICE PROVIDER represents and warrants and undertakes to DMLP that it will at all times have the necessary Customer relations and technical skills, expertise and resources to provide the Services (and any associated or related services) in connection with this Agreement. In particular it shall ensure that all staff who come into contact with Customers shall be properly certified in respect of the Services they are performing

8.3	INSTALLATION SERVICE PROVIDER represents and warrants that all
Services will be performed in a professional and workmanlike manner in accordance with the applicable Schedule and/or
Statements of Work.

8.4	INSTALLATION SERVICE PROVIDER represents and warrants that
Services will be free of defects in workmanship for ninety (90) days after the Service is performed. INSTALLATION SERVICE
PROVIDER will promptly repair defective Service work without additional charge.

9.0	INDEMNIFICATION

9.1	INSTALLATION SERVICE PROVIDER shall indemnify, defend, and hold harmless DMLP, Dell Computer Corporation and Dell Computer
Corporation's subsidiaries and affiliates and their respective officers, directors, employees, representatives, and agents from and against any and all claims, legal proceedings, demands, damages, losses, liabilities, judgement, settlements, costs and expenses, including, without limitation, reasonable attorneys' fees (collectively "Losses"), arising out of or in connection with any alleged or actual:

(i) loss, damage to or destruction of tangible property, and/or illness, injury or death to any person to the extent caused by the actions or omissions of INSTALLATION
SERVICE PROVIDER or INSTALLATION SERVICE PROVIDER'S employees, Subcontractors, agents or representatives;

(ii) claims by or on behalf of INSTALLATION SERVICE
PROVIDER'S Subcontractors, suppliers, employees, representatives or agents related to the performance of Services under this Agreement;

(iii) violations of applicable laws or regulations;

 (iv) infringement or violation, or misappropriation of any patent, copyright, trade secret or other proprietary or intellectual property right or any Customer confidential information related to the performance of Services under this Agreement except to the extent that the aforementioned is committed at the instruction of DMLP; and

	(v) claims by Customers or any third party related to INSTALLATION SERVICE PROVIDER'S failure to properly perform the Services under this Agreement;

9.2	Indemnification Procedures.  DMLP shall give INSTALLATION
PROVIDER prompt written notice of any claim. DMLP shall grant INSTALLATION PROVIDER control of the defense and settlement of such claim provided that DMLP may be represented by counsel of its own choice at its own expense. DMLP shall provide reasonable assistance in the defense and the settlement of a claim at INSTALLATION PROVIDER'S expense. DMLP shall not settle a claim without the written consent of INSTALLATION PROVIDER.

9.3	Subject to the exceptions specified in Item 9.1 above,
INSTALLATION SERVICE PROVIDER will provide the above indemnity even if the Losses are due, or alleged to be due, in part to DMLP'S concurrent negligence or other fault, breach of contract or warranty, violation of the Texas deceptive trade practices act, or strict liability without regard to fault; provided, however, that INSTALLATION SERVICE PROVIDER'S contractual obligation of indemnification shall not extend to the percentage of the third party claimant's damages or injuries or the settlement amount attributable to DMLP'S negligence or other fault, breach of contract or warranty, or breach of the Texas deceptive trade practices act, or to strict liability imposed upon DMLP as a matter of law.


10.0	CONFIDENTIALITY

10.1	Confidential Information shall include all or any part of the following:

Information relating to either party's business affairs; financial information; failure rate information; service and technical records, details of customers or suppliers; information relating to persons employed; existing or planned products and/or the existence of any planned product, future pricing, marketing or service strategies or operational techniques or policies including the combination of functions or activities comprising the DMLP spare parts management process and spare parts management and Customer call management techniques, any documentation (including sketches, drawings, plans, photographs, negatives, notebooks, tracings, reports, findings, recommendations, data, memorandums, formulations, specifications and measurements); computer programs, source codes, firmware, data of any kind relating to or created by one party for the other, any other information of either party marked or designated as being confidential or by its nature has the necessary quality of confidence about it. Confidential Information also includes any confidential information belonging to a Customer.

10.2	Confidential information shall not include information which:

10.2.1	is already known to the receiving party prior to
the commencement of the negotiations leading to this Agreement; or
10.2.2	is or becomes publicly known through no wrongful
act of the receiving party; or
10.2.3	is rightfully received from a third party without
similar restriction and without breach of any obligation
of confidentiality; or
10.2.4	is independently developed by the receiving party
without breach of this Agreement; or
10.2.5	is furnished by one party to a third party without
similar restriction on the third party; or
10.2.6	is approved for release by written authorization of
the furnishing party; or
10.2.7	is disclosed in compliance with the legal
requirement of a governmental agency or otherwise where disclosure is requested by operation of law.

10.3
10.3.1 Each party will use the same standard of care it uses for its own confidential and trade secret information, but no less than reasonable care, not to disclose the Confidential Information to any other person, firm, company or organization other than those having a need to know such information for the purposes of meeting that party's obligations under this Agreement and shall ensure that all such persons prior to being shown or exposed to the Confidential Information indicate their agreement to be bound by the terms and conditions in this Agreement relating to confidentiality.

10.3.2	Each party will use all commercially reasonable
efforts to prevent persons (except persons authorized by each party and who have complied with 10.3.1 above) from having access to such Confidential Information; and

10.3.3	Except as specifically provided herein each party
will not copy or reproduce or cause to be copied or reproduced by any means whatsoever the whole or any part of the Confidential Information for any unauthorized purpose; and

10.3.4	Each party shall promptly return to the other upon
the other's request or destroy (and certify that such destruction has taken place) all such Confidential
Information of the other and any copies, whether authorized or not; and

10.3.5 Should one party be compelled by law or be required
to act in compliance with the legal requirement of a
governmental agency to disclose Confidential Information
of the other, that party shall provide the other with
reasonable notice of any disclosure; and
10.3.6	In the case of accidental or inadvertent disclosure
by a party, that party shall take all commercially reasonable steps to prevent misuse or further disclosure.

10.4	Each party specifically warrants that it will only disclose
Confidential Information of the other party to those authorized to receive it under this Agreement and will only use the others Confidential Information for the purpose of fulfilling its obligations under this Agreement and for no other purpose and will not use the Confidential Information in pursuit of its own business interests or the business interests of any other party.

10.5	Notwithstanding anything to the contrary in this Agreement and without limiting the other provisions of this Section 10, INSTALLATION SERVICE PROVIDER specifically warrants that it will not disclose DMLP'S Confidential Information, in whole or in part, to any employee, affiliate, Subcontractor or other party that is involved in the design, manufacture, development, marketing or sale of products that are similar to those products distributed by DMLP which include, but are not limited to, servers, workstations, desktop or notebook computers and storage systems.

10.6	Not withstanding anything elsewhere in this Agreement, the
provisions of this Section 10 shall remain in effect for five
(5) years after termination or expiration of this Agreement except that in respect of Confidential Information amounting to a trade secret, the provisions of this Section 10 shall remain in effect for as long as such information remains a trade secret under applicable laws.


11.0 INSURANCE

11.1	INSTALLATION SERVICE PROVIDER will obtain and at all times
during the term of this Agreement maintain at its own expense, with insurance companies acceptable to DMLP, the minimum insurance coverages stated below.

(a)	Statutory workers' compensation insurance in the state(s)
or jurisdiction(s) in which INSTALLATION SERVICE
PROVIDER'S employees perform services for DMLP, and employer's liability insurance with limits of not less than $500,000: (i) for each accident or occupational disease; and (ii) for each employee. The policy will include an endorsement or certificate of coverage naming
DMLP as a an alternate employer, for the sole purpose of preventing INSTALLATION SERVICE PROVIDER'S workers' compensation carrier from denying coverage based on a claim of employment status, and include a waiver of subrogation in favor of DMLP. INSTALLATION SERVICE
PROVIDER waives all claims and causes of action against DMLP, its officers, directors, and employees for any and all injuries compensable under INSTALLATION SERVICE
PROVIDER'S workers' compensation insurance coverage.

(b)	Commercial general liability insurance with limits for
bodily injury and property damage liability of not less
than $1,000,000 personal injury for each occurrence,
$2,000,000 general aggregate and products/completed
operations coverage which will include
premises/operations liability, independent contractors
liability, and broad form contractual liability coverage
specifically in support of, but not limited to, the
indemnity provisions stated in this Agreement.  Any
endorsement to, certificate or evidence of coverage under
the policy will include a waiver of subrogation in favor
of DMLP; will be endorsed to include DMLP as additional
insured; will contain cross-liability and severability of
interest coverage and will state that the insurance is
the primary insurance as regards any other insurance
carried by DMLP.
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(c) 	If required  business automobile liability insurance with
a limit of not less than $1,000,000 per occurrence for bodily injury and property damage liability written to cover all owned, hired and non-owned automobiles arising out of the use thereof by or on behalf of INSTALLATION
SERVICE PROVIDER and its employees. Any endorsement to, certificate or evidence of coverage under, this policy will include a waiver of subrogation in favor of DMLP, be endorsed to included DMLP as an additional insured and will state that this insurance is the primary insurance as respects any insurance carried by DMLP.

(d)	INSTALLATION SERVICE PROVIDER will furnish to DMLP
insurance certificates, endorsements, or evidence of coverage signed by authorized representatives of the companies providing the coverage required under the terms of this Agreement. All policies providing coverage will contain provisions that no cancellation, non-renewal or material changes in the policy will become effective, except on thirty (30) days written notice thereof to DMLP.

(e)	Upon request and without expense, INSTALLATION SERVICE
PROVIDER will furnish DMLP with certified copies of these insurance policies.

(f)	Failure to secure the insurance coverage or the failure
to comply fully with any of the insurance provisions of this Agreement as may be necessary to carry out the terms and provisions of this Agreement will be deemed to be a material breach of this Agreement. The provision of insurance coverage hereunder or the lack thereof, does not in any way reduce or limit INSTALLATION SERVICE
PROVIDER'S responsibility/liability under this Agreement including, without limitation, its indemnification obligations. Any and all deductibles in the above described insurance policies will be assumed by, for the account of, and at the sole risk of INSTALLATION SERVICE PROVIDER. DMLP reserves the right to request reasonable adjustments to the requirements or to request other types of policies to support the level of Services being performed by INSTALLATION SERVICE PROVIDER. INSTALLATION SERVICE PROVIDER shall not unreasonably refuse to make such adjustments.

12.0	LIMITATION OF LIABILITY

12.1	Except as expressly set forth below in Subsection 12.2,
neither party shall be liable to the other for consequential, incidental, special or indirect damages under any part of this Agreement even if advised or aware of the possibility of such damages.

12.2	The limitations of liability set forth in Subsection 12.1
above shall not apply to:

(i)   INSTALLATION SERVICE PROVIDER'S  obligations and/or
liabilities under Section 9.0 "Indemnification";
(ii)  either party's obligations and/or liabilities under
Section 10.0 "Confidential   Information"; and
		 (iii) INSTALLATION SERVICE PROVIDER'S breach of
Subsection 16.5.


13.0	INTELLECTUAL PROPERTY RIGHTS

13.1	Intellectual Property Rights in or relating to the Products, documentation, computer programs, source codes, firmware, advertising, promotional materials, DMLP'S spare parts management process and the Technical Information are and shall remain the property of DMLP, Dell Computer Corporation, Dell Computer Corporation's subsidiaries and affiliates and all such entities respective licensors as the case may be. Except for the limited rights expressly granted in this Agreement, DMLP does not grant to INSTALLATION SERVICE PROVIDER any express or implied rights or licenses to any of DMLP'S Intellectual
Property Rights.

13.2	If INSTALLATION SERVICE PROVIDER becomes aware of any illegal or unauthorized use of any of the Products, the Services, the Technical Information or any of the Intellectual Property
Rights of DMLP. INSTALLATION SERVICE PROVIDER shall promptly notify DMLP and will assist DMLP (at DMLP'S expense) in taking all steps necessary to defend DMLP'S rights therein.

14.0	TERMINATION

14.1 If during any one month period, INSTALLATION SERVICE PROVIDER overall performance level falls below the agreed upon performance goal as determined by Dell for standard installation services or work performed by Statement of Work , INSTALLATION SERVICE PROVIDER and DMLP shall agree upon an action plan to bring the performance level back to the agreed upon goal or greater. In the event that the performance level remains below the goal three (3) consecutive months following implementation of the action plan, Dell may immediately terminate this Agreement and/or the applicable Statements of Work.


14.2	DMLP may terminate this Agreement for convenience upon thirty
(30) days notice. INSTALLATION SERVICE PROVIDER may terminate this Agreement on one hundred and twenty (120) days written notice to DMLP, however, INSTALLATION SERVICE PROVIDER shall complete all Services that are in process as of the effective date of such termination. INSTALLATION SERVICE PROVIDER shall not be required to accept new Services during the one hundred and twenty (120) day notification period.

14.3	DMLP may terminate any particular Services and/or Statement of
Work subcontracted to INSTALLATION SERVICE PROVIDER hereunder immediately without cause upon written notice and based upon a Customer's request. In the event that Dell wishes to terminate
INSTALLATION SERVICE PROVIDER because of its inability to perform the Services to Dell's satisfaction, . INSTALLATION
SERVICE PROVIDER will then have 5 days in which to remedy the stated cause and document such remedy in writing to DMLP. In the event that INSTALLATION SERVICE PROVIDER fails to remedy the cause to Dell's satisfaction within 5 days, Dell can immediately terminate this Agreement. Upon satisfactory remedy, DMLP will permit INSTALLATION SERVICE PROVIDER to complete the rendering of the services. Termination of particular Services and/or Statement of Work will not result in a termination of the overall Agreement.

14.4	Either party may terminate this Agreement if the other party is in material default under this Agreement, and the default continues for thirty (30) days after written notice thereof by the non-defaulting party to the defaulting party, then the non-defaulting party may terminate this Agreement and pursue any other right or remedy existing at law or in equity.

14.5	Other than as expressly provided herein, in a Schedule and/or
Statement of Work, INSTALLATION SERVICE PROVIDER shall not be entitled to any compensation as a result of the termination of this Agreement in accordance with its terms.

14.6	Upon the expiration or termination of this Agreement, or any particular Services and/or Statement of Work subcontracted hereunder, pursuant to the terms of this Agreement regardless of the reason for such termination or expiration, during a period not to exceed ninety (90) days following termination or expiration (the "Transition Period"), INSTALLATION SERVICE
PROVIDER shall provide to DMLP reasonable assistance in the transition of the responsibility for the Services to DMLP or to a party designated by DMLP, such assistance to consist of the following: (i) reasonable training of the personnel in the performance of the Services in a manner consistent with the Procedure Manual, (ii) reasonable documentation and other materials relating to or used in the performance of the Services (excluding documentation belonging exclusively to INSTALLATION SERVICE PROVIDER in which INSTALLATION SERVICE

PROVIDER claims in good faith a trade secret interest), (iii) other services or activities reasonably requested by DMLP related to the smooth transition of responsibility for performance of the Services. INSTALLATION SERVICE PROVIDER will cooperate in good faith during the Transition Period. If termination occurs in accordance with Subsections 14.1, 14.2 because INSTALLATION SERVICE PROVIDER terminated for convenience or Subsection 14.4 because of a material breach by INSTALLATION SERVICE PROVIDER, all reasonable expenses incurred by DMLP during the Transition Period will be paid solely by INSTALLATION SERVICE PROVIDER and INSTALLATION SERVICE PROVIDER shall be responsible for its reasonable costs related thereto. If termination occurs in accordance with subsection 14.2 because DMLP terminated for convenience or 14.4 because of material breach by DMLP, all reasonable expenses incurred by INSTALLATION SERVICE PROVIDER directly related to INSTALLATION SERVICE PROVIDER'S performance of its obligations under this Subsection 14.6 will be paid by DMLP and DMLP shall be responsible for DMLP'S costs related to such transition.Any communications by INSTALLATION SERVICE PROVIDER to a Customer related to the expiration, termination or transition of any Services must be approved in advance and in writing by DMLP. INSTALLATION SERVICE PROVIDER'S liability under this Subsection
14.6 shall not exceed one hundred thousand dollars
($100,000.00).

14.7	Regardless of the circumstances of termination or expiration of this Agreement or portion thereof, the provisions of Sections
8.0, 9.0, 10.0, 12.0, 13.0, 14.0, and 16.0 and all other
Sections intended to survive termination or expiration of this
	Agreement will survive the termination or expiration and continue according to their terms. In addition, the terms of this Agreement shall remain in full force and effect in respect of any obligations to be performed hereunder by the parties in respect of matters notified to be performed by either of them to the other before the termination or expiration but which remain unperformed at the time of termination or expiration.

14.8	Upon termination or expiration of this Agreement, each party shall at its own expense return to the other party or otherwise dispose of as the owner may instruct, any information
(including the Confidential Information, the Technical
Information and Customer information) and all other documents, papers and information whatsoever sent to a party (including electronically sent) and relating to the business of the other party (other than correspondence between the parties) and all property of the other party. Each party shall be entitled to retain a copy of such information for archival purposes only.
Such records will be treated as the owners Confidential
Information in accordance with Section 12.


15. THIS SECTION INTENTIONALLY LEFT BLANK

16.0 GENERAL

16.1 INSTALLATION SERVICE PROVIDER shall not make any announcement, issue a press release, external circular or otherwise discuss details with the public generally of the relationship between the parties governed by this Agreement without the prior consent of DMLP. For this purpose consent can only be given by an employee of DMLP of a Vice Presidential level or above.

16.2 Neither party shall be liable for any delay in performing any of its obligations under this Agreement if the delay is caused by circumstances beyond its control. The delaying party shall be entitled to a reasonable extension of time for the performance of such obligations.

16.3	In the event that INSTALLATION SERVICE PROVIDER willfully and intentionally ceases performance of the Services under this Agreement, INSTALLATION SERVICE PROVIDER acknowledges that such cessation my cause DMLP irreparable harm for which there will be no adequate remedy at law and for which the ascertainment of damages would be difficult. INSTALLATION SERVICE PROVIDER, therefore, agrees that in the event of such cessation, in addition to other remedies at law and equity, DMLP will be entitled to seek an injunction requiring INSTALLATION SERVICE
PROVIDER to perform the Services under the Agreement and will be entitled to seek an injunction against any breach by INSTALLATION SERVICE PROVIDER of the provisions of Section 10
"Confidentiality" and Subsection 16.5.

16.4 No waiver of any term is valid unless it is in writing and signed by an authorized person of the party charged with the waiver. A waiver is valid for the specific situation for which it was sought. All remedies provided for in this Agreement are cumulative and in addition to and not in lieu of any other remedies available to either party at law in equity or otherwise.

16.5	INSTALLATION SERVICE PROVIDER agrees not to use INSTALLATION
SERVICE PROVIDER personnel or Subcontractors providing Services under this Agreement to solicit business including, but not limited to, the purchase of INSTALLATION SERVICE PROVIDER service contracts or other INSTALLATION SERVICE PROVIDER products, from Customers of DMLP. INSTALLATION SERVICE PROVIDER personnel and Subcontractors providing Services under this Agreement shall not attempt to entice DMLP Customers to transfer their business to INSTALLATION SERVICE PROVIDER or any other party.

	Subject to the following paragraph, in the event that a Customer requests INSTALLATION SERVICE PROVIDER personnel providing Services under this Agreement to perform Services beyond those DMLP has authorized INSTALLATION SERVICE PROVIDER to perform hereunder or requests information related to the sale of other products, such INSTALLATION SERVICE PROVIDER personnel and Subcontractors shall direct the Customer to DMLP and in no event shall INSTALLATION SERVICE PROVIDER personnel and Subcontractors providing Services under this Agreement offer for sale a service contract or other product directly to the Customer. Further, INSTALLATION SERVICE PROVIDER personnel and Subcontractors providing Services under this Agreement shall refer any Customer who has purchased, licensed or leased, or has indicated to such INSTALLATION SERVICE PROVIDER personnel or Subcontractors a current intent to purchase, license or lease, a Product so that DMLP may sell a Service Agreement to such Customer.

	If DMLP notifies INSTALLATION SERVICE PROVIDER in writing that it will not sell the Customer a Service Agreement or other applicable product, or if the services or products required by a Customer or prospective Customer are not available from DMLP, then INSTALLATION SERVICE PROVIDER is free to offer for sale a service contract or other product to the Customer. If a Customer evidences its' intent not to enter into an additional or new service contract or other sales agreement with DMLP, or determines to bid the sale of services or other products competitively by the issuance of a Request For Proposal, Request For Quotation or other request for bid, then
INSTALLATION SERVICE PROVIDER is free to bid and/or provide the service or products directly to the Customer.

16.6 Except as expressly set forth in this Agreement, neither DMLP nor INSTALLATION SERVICE PROVIDER shall assign or otherwise transfer or subcontract this Agreement or any of its rights and obligations hereunder whether in whole or in part without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

16.7        The Parties shall be independent contractors in the
performance of this Agreement.  Neither       Party by virtue
of this Agreement will have any rights, power, or authority to act or create an obligation, express or implied, on behalf of the other party.

16.8	Unless expressly stated otherwise elsewhere in this Agreement, all notices which are required to be given shall be in writing and shall be sent to the address of the recipient set out in this Agreement or such other address as the recipient may designate by notice given in accordance with the provisions of this Section with a copy sent to the Office of the General
Counsel.

16.9	Failing any such address being so set out or designated,
notices shall be sent to the recipient's registered office.
Any notice may be delivered personally or by first class prepaid mail, or by airmail, telex or facsimile transmission and shall be deemed to have been served, if by hand when delivered, if by post or airmail forty eight (48) hours after posting, if by telex or facsimile transmission when dispatched, upon written confirmation of the sending.

16.10	Any notice which affects the validity or existence of this
Agreement or is related to the indemnification section hereunder, shall only be delivered personally or sent by recorded delivery first class letter by a party and only to a duly authorized representative of the other party.

16.11	DMLP and INSTALLATION SERVICE PROVIDER agree that they will not export or re-export directly or indirectly any Products or
technical data received hereunder or any portion thereof,
including any direct product of the technical data in violation of any export laws, rules or regulations of the United States
or any other applicable country.   These export obligations
shall survive the term of this Agreement.

16.12	INSTALLATION SERVICE PROVIDER agrees to comply with all other applicable laws, rules, regulations and orders of the United
States and any other state or country with jurisdiction over INSTALLATION SERVICE PROVIDER or INSTALLATION SERVICE
PROVIDER'S activities in performance of its obligations under this Agreement including without limitation all applicable immigration and employment laws and regulations.

16.13 	Since DMLP transacts business with the United States
government, INSTALLATION SERVICE PROVIDER must comply with applicable laws and Federal Acquisition Regulations ("FARs"). INSTALLATION SERVICE PROVIDER, therefore, represents and warrants that is will comply with the following:

(1) FAR 52.222-26 "Equal Opportunity"
(2) FAR 52.222-35 "Affirmative Action for Special Disabled
and Vietnam Era   Veterans"
(3) FAR 52.222-36 "Affirmative Action for Handicapped
Workers"
(4) FAR 52.219-8 "Utilization of Small, Small
Disadvantaged and Women-Owned Small Business Concerns"
(5) 40 C.F.R. Section 60-1.4(a) "Equal Opportunity Clause"
(6) 40 C.F.R. Section 60-1.7 "Reports and other Required
Information"
(7) 40 C.F.R. Section 60-1.8 "Segregated Facilities"
(8) 40 C.F.R. Section 60-1.40 "Affirmative Action
Compliance Program"
(9) FAR 52.225-3 "Buy America Act"
(10)  FAR 52.225-9 "Buy America Act - Balance of Payments
Program"
(11)  FAR 52.225-21 "But America Act - North American Free
Trade Agreement Implementation Act - Balance of Payments Program"
(12) FAR 52.203-6 "Restriction on Subcontractor Sales to the Government
 Alternate"
(13) FAR 52.203-10 "Price or Fee Adjustment for Illegal or Improper Activity"
(14) FAR 52.225-18 "European Union Sanctions for End Products"
(15) FAR 52.239-1 "Privacy or Security Safeguards"
(16) FAR 52.247-64 "Preference for Privately Owned U.S.-Flag Commercially
Vessels"

In addition, INSTALLATION SERVICE PROVIDER represents and warrants that it will comply with all applicable requirements of 33 U.S.C. Section 1251 "Federal Water Pollution Control Act" and 42 U.S.C. Section 7401 "Clean Air Act". INSTALLATION SERVICE PROVIDER represents and warrants that none of the items listed in paragraph (a) of FAR 52.209-5 exist with respect to INSTALLATION SERVICE PROVIDER or any of INSTALLATION SERVICE PROVIDER'S "principals" as that term is defined by FAR 52-209-5. INSTALLATION SERVICE PROVIDER represents and warrants that it will comply with the prohibition on the use of convict labor as set forth in FAR
52.222.3 "Convict Labor."

16.14	In the event INSTALLATION SERVICE PROVIDER is working on-site at a Customer location, INSTALLATION SERVICE PROVIDER agrees to comply with all security, safety and other similar policies and procedures required by the Customer.

16.15 This Agreement or any part hereof may be modified or amended only by a written document executed by duly authorized officers of both DMLP and INSTALLATION SERVICE PROVIDER. No oral statement of any person shall in any manner or degree modify or otherwise affect the terms and provisions of this Agreement.

16.16 INSTALLATION SERVICE PROVIDER shall not use in any way the name of DMLP or any trade names, trademarks, service marks or other proprietary designations or those of any of DMLP'S
parents, subsidiaries or other affiliates (collectively, "
Marks") without the prior written consent of DMLP. INSTALLATION SERVICE PROVIDER acknowledges the exclusive right, title and
interest of DMLP'S Marks.   INSTALLATION SERVICE PROVIDER shall
not be deemed by anything contained in this Agreement or amendments thereto to acquire any right, title or interest in or to DMLP'S Marks, or any portion of DMLP'S Marks.

16.17 The headings to the Sections are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

16.18	This Agreement has been negotiated by the parties and their
respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. In the event of any conflict between or among the Master Services Agreement a Schedule and a Statement of Work the order of precedence shall be the Statement of Work, the Schedule and then the Master Services Agreement.

16.19 If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining portions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision if the parties cannot agree upon a replacement provision that is legal, valid or enforceable a court of competent jurisdiction shall add as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

16.20 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas U.S. without regard to its principals of conflict of laws. Both parties hereby waive their right to a jury trial with respect to any dispute arising under or related to this Agreement and agree that any such dispute shall be heard by a judge of a court with competent jurisdiction sitting without a jury. This Agreement shall be interpreted and construed in accordance with the English language.

16.21 Before either party initiates a lawsuit against the other relating to a dispute or claim under this Agreement, the parties agree to work in good faith to resolve between them all disputes and claims arising out of or relating to this Agreement, the parties' performance under it, or its breach.
To this end, either party may request, after informal discussions have failed to resolve a dispute or claim within a reasonable period of time not to exceed sixty (60) days, that each party designate an officer or other management employee with authority to bind the party to meet in good faith and attempt to resolve the dispute or claim. This provision, however, shall in no way be interpreted as a waiver of either party's right to seek other relief in law or equity.


16.22	This Agreement supersedes all prior agreements, arrangements and understandings between DMLP and INSTALLATION SERVICE
PROVIDER, both oral and written, and constitutes the entire agreement between them relating to the subject matter hereof.
The terms and conditions stated on any purchase order, invoice, acknowledgement or similar documents will be without effect.


Each party acknowledges that it has read this Agreement carefully and has agreed to be bound by the terms and conditions hereof.

Accepted on behalf of Dell
Marketing L.P.
Name:   G.S Cotshott
	.............................
Position: VP Services-Americas
	.............................

Signature:/s/ G.S Cotshott
         ...................
Date:    April 15, 1999
	.............................


Accepted on behalf of Installation
Service Provider
Name:   Howard Cohen
	.............................

Position: Vice President
	.............................

Signature:/s/ Howard Cohen

Date:  April 9, 1999
	.......................
 .....................

   THESE TERMS AND CONDITIONS ARE TO BE READ IN CONJUNCTION WITH THE
             DELL SERVICE AND SUPPORT AGREEMENT SCHEDULES

                    DELL SERVICES AND SUPPORT AGREEMENT

                                    SCHEDULE A-1

           The Installation, Configuration and Upgrade Services

1. General Provisions

1.1 DMLP shall notify Installation Service Provider during the Service Hours each time that Services are required and shall include the following details: Customer name and Location, Contract Product/System model type, Contract Product/System tag number and Level of service required (e.g. Install, Move, Upgrade).

1.2 Installation Service Provider shall confirm receipt of each Service Call by assigning a call number and such other information as is specified by the Procedural
Manual to be assigned and providing that call number and other information to DMLP.

1.3 Where no other procedure for a particular Location (or group of Locations) is specified in the Procedural
Manual, Installation Service Provider shall arrange for a Dell Certified CRE to respond in accordance with the request for Service and arrive at the Location within the required Response Time. Installation Service Provider shall inform DMLP and the Customer of the Dell Certified
CRE'S ETA at the Location.

1.4 Installation Service Provider shall respond to the Location during the Service Hours and, using all commercially reasonable efforts shall carry out such Services as requested.

1.5 If Installation Service Provider is unable to respond to the Location at the ETA advised to the Customer, Installation Service Provider shall promptly inform the Customer of a revised ETA.

1.6 If Installation Service Provider, for whatever reason, is unable to deliver the requested Services to the satisfaction of the Customer, Installation Service
Provider shall promptly follow the escalation procedure laid down in the Procedural Manual.

1.7 When the Services on the Contract Products/System has been achieved, Installation Service Provider shall promptly notify DMLP electronically through the Dedicated
Computer Link or other agreed upon means according to the Procedures Manual. The form and content of the certification shall be specified in the Procedural
Manual.

1.8 Where, during an On-Site-Visit, Installation Service
Provider discovers that the Contract Products/Systems have been damaged due to fault or neglect on the part of the Customer (so that the Services cannot be successfully completed on the Contract Products/Systems) Installation
Service Provider shall explain to the Customer that they are not authorized to repair such Contract
Products/Systems and, while on-site, shall act in accordance with the instructions outlined in the Procedural Manual.

1.9 Payment for Services described herein will be based upon the criteria set forth in Section 6 "Fees and Payment" of the Dell Services and Support Agreement and the applicable Fee shall be as set forth in Schedule B, the "Charging Scale".

1.10 Installation Service Provider shall respond to the Location and, within the reasonable time period specified by DMLP, assemble, wire, install, connect and do the other work required by the Procedures Manual to determine that each Contract Product and Contract System is in working order and is properly functioning at the Location as more particularly described below.

1.11 Installation Service Provider shall submit the Contract
Products/Systems to DMLP'S standard diagnostic tests as communicated by DMLP through written (including electronic) or verbal communications to Installation
Service Provider.

1.12 Installation Service Provider shall obtain the Customer's acceptance of the Contract Products/System by returning to DMLP an acceptance certificate completed by Installation Service Provider in the form shown in the Procedural Manual (as amended from time to time) and signed by the Customer. If the Contract Products/Systems are not in working order following the Installation and Upgrade Services or the Customer refuses acceptance, Installation Service Provider shall escalate to DMLP in accordance with the Procedural Manual. If Installation
Service Provider completes the Services DMLP shall pay
Installation Service Provider the applicable Fee even though the Customer refused acceptance provided
Installation Service Provider followed the escalation and other procedures set forth in the Procedure Manual.

2.	Installation Services

2.1 These Packaged Installation Services for Workstations,
Desktops and Notebooks may be ordered by any DMLP business segment and, if ordered according to this Agreement, will be provided by Installation Service
Provider.

2.2 These Installation Services are comprised of eight (8) installation options that include Standalone Services and Packaged Installation services.

2.3 Services offered under this Amendment will be limited to the Services outlined below unless otherwise modified by DMLP with mutual agreement of the Installation Service
Provider.

1.Peripheral Install (Workstation, Desktop and Notebook)
2.Packaged Installs  (Workstation, Desktop and Notebook)

Package #1
Hardware Install with Network connect and test

Package #2
Hardware Install with Network connect and test
Packaging De-installed
Move

Package #3
Hardware Install with Network Connect & test
Data Transfer < 200MB
De-Installation
Move

Package #4
System Upgrades

Package #5
Hardware Install w/Orientation, Network Connect, Test
Data Transfer <200MB
Packing De-Install

3.Full Day Installation Programs
Assistant Desktop/Notebook CRE
Desktop/Notebook CRE Technician

2.4	Detail of Working - Peripheral Installation (Workstation,
Desktop and Notebook)

Installation Service Provider shall respond to the Location within the agreed number of days and:

1. Unpack the Products/ Systems
2. Check for any damage/accuracy of components shipped against order
3. Verify service tag and arrival date
4. Install add-on cards (if any)
5. Install delivered Contract Products/Systems
6. Power up the Contract Products/Systems
7. Install operating software (if necessary and if provided by DMLP or Customer.)
8. Format and partition hard drives and/or array to Customer specifications
9. Install and configure NIC (if necessary)
10. Install device drivers.
11. Load disk drivers, load and bind NIC drivers (if necessary)
12. Install UPS software (if necessary)
13. Install additional peripherals (if any)
14. Run DMLP diagnostics to determine whether the Contract Products/Systems are in good working order
15. *Notify DELL from the Location if, for any reason, Installation Service Provider is unable to complete the Installation.
16. Give user briefing on Contract Products/Systems start up, etc.
17. Obtain Customer signature
18. Close call with the Call Management Center and DMLP.
19. Notify DMLP of any DOA parts and complete such paperwork as is specified by DMLP in the Procedural
Manual when sending such parts back to DMLP. This will include a fault tag containing a description of the fault. In some instances DMLP may require an extra form to be completed provided this form shall be provided to the Installation Service Provider Service personnel by DMLP.


2.5 Detail of Working - Packages 1-5

Workstation /Desktop/Notebook Hardware Install

This installation includes a single Dell
Workstation/Desktop/Notebook model. This installation does not include any application activity other than may be specifically noted below. This service does not include the hardware installation of any product external to the Workstation/Desktop/Notebook, Network cabling or any other environmental or power related activities.

This Service will be provided during the Service Hours and provides for the following activities:

1. Verify receipt and condition of all boxes and components (according to the shipping list/Dell dispatch to Installation Service Provider)
2. Verify the availability of customer-provided physical site and power.
3. Unpack systems and components.
4. Verify product service tag #'s (serial number) match shipping list. If a non-match, contact the Dell Technical Support group.
5. Check and verify the internal condition of the systems (cables attached, boards seated, no damage, etc.) Notify customer and Dell of any damage you have noted either to the Box or to product inside.

6. Escalate to Dell Technical Support for replacement of any item damaged in shipment.
7. Setup and connect all peripherals (keyboard, monitor, mouse, etc.) including Network cable
(if applicable) to Workstation/Desktop/Notebook.
8. Verify system configuration through system utilities and perform basic hardware utility diagnostics and testing, provided by Dell, on the Workstation.
9. After testing and general system check up, system should be powered on and brought up to basic O/S prompt.
10. Enter Customer supplied TCP/IP address (if applicable).
11. Verify that the system comes up to the network login screen (if applicable).
12. If any errors occur, contact Dell Technical
Support for further troubleshooting. If a hardware failure is found, Dell Technical
Support will open a dispatch for service.
13. If applicable, attach to server and verify login capability.
14. Remove all installation packaging to a customer designated area within the immediate installation location or arrange with the Customer for Customer removal.

Workstation/Desktop/Notebook/Printer De-Install Packing

Upon completion of the De-Installation, the following steps should be taken for the packaging of the de-installed system or printer:

1. Box the de-installed system or printer using material from new system, or customer supplied box
2. Remove the de-installed system or printer to a customer-designated area within the immediate installation location, or arrange with the Customer for Customer removal.


Workstation/Desktop/Notebook/Printer Move

This activity reflects services provided within the same physical facility. Regardless of the whether the Workstation/Desktop/Notebook/Printer is packaged or not, this service only addresses the physical movement of a system from one installation location to another.


On Site Data Transfer <200MB

Transfer existing customer data from a replaced Intel-based system to new Dell Computer via one of two methods:

1. Data transfer function via XCOPY can be performed via end user's designated fileserver if system is networked.
2. Data transfer function can be performed via a file transfer product, if the system is not network connected
3. Customer Data must reside under a single Directory.
I.e. My Documents, a "Data Directory or Folder"
4. Customer must provide capability for data transfers where Workstation/Desktop/Notebook not networked.
I.e. A Zip Drive with sufficient Disk or a Backup
Tape Unit and related SW to perform the backup.

Workstation/Desktop/Notebook/Printer De-Installation

Provided as a part of a new installation or stand alone de-install the following activities for the old system or printer are required to complete the Service:

1. Disconnect components of old system or printer.
2. Disconnect cable from network jack.
3. Disconnect power source.
4. Remove to a customer-designated area within the immediate installation location, or arrange with the Customer for Customer removal.

System Upgrades (Configurations and Software
Installations )

A configuration generally takes place with an Installation and typically consists of the following activities:

1. Connect peripherals to Contract Products/Systems.
2. Load Customer specific applications software
3. Run tests specified in the Procedures Manual to determine the software functions correctly with a particular configuration
4. Setting up Contract Products/Systems according to specification
5. Close call with the Call Management Center and DMLP
6. Notify DMLP of any DOA or faulty parts and complete such paperwork as is specified by DMLP in the Procedural Manual when sending such parts back to DMLP. This will include a fault tag containing a description of the fault. In some instances DMLP may require an extra form to be completed provided this form shall be provided to the Installation Service
Provider Service personnel by DMLP.

Workstation/Desktop/Notebook Installation with Customer
Orientation

This installation includes a single Dell
Workstation/Desktop/Notebook model and a customer familiarization of the system and general operating procedures. This installation does not include any application activity other than may be specifically noted below. This service does not include the hardware installation of any product external to the system, Network cabling or any other environmental or power related activities.

This Service will be provided during the Service and provides for the following activities:

1. Verify receipt and condition of all boxes and components (according to the shipping list/Dell dispatch to Installation Service Provider)
2. Verify the availability of customer-provided physical site and power.
3. Unpack systems and components.
4. Verify product service tag #'s (serial number) match shipping list. If a non-match, contact the Dell
Technical Support group.
5. Check and verify the internal condition of the systems
(cables attached, boards seated, no damage, etc.)
Notify customer and Dell of any damage you have noted either to the Box or to product inside.
6. Escalate to Dell Technical Support for replacement of any item damaged in shipment.
7. Setup and connect all peripherals (keyboard, monitor, mouse, etc.) including Network cable (if applicable) to Workstation/Desktop/Notebook.
8. Verify system configuration through system utilities and perform basic hardware utility diagnostics and testing, provided by Dell, on the Workstation.
9. After testing and general system check up, system should be powered on and brought up to basic O/S prompt.

10. Enter Customer supplied TCP/IP address (if applicable).
11. Verify that the system comes up to the network login screen (if applicable).
12. If any errors occur, contact Dell Technical Support for further troubleshooting. If a hardware failure is found, Dell Technical Support will open a dispatch for service.
13. If applicable, attach to server and verify login capability.
14. Remove all installation packaging to a customer designated area within the immediate installation location or arrange with the Customer for Customer removal.
15. According to the Procedure Manual, provide a maximum thirty (30) minute Customer orientation of the hardware identifying the location of all the major system components to include:

Location of Major System Components
On/Off switch
Reset button
Bezel LEDs
Floppy/hard drive identification/operation
Monitor controls
Basic keyboard layout
Mouse controls
Ports in back of system (parallel, serial, video, mouse, etc.)
Chassis screws location

Basic S/W Operation - Windows
Starting Windows from DOS prompt
Opening Window
Starting application from Menu
Moving Icons to new Menu
Adding applications to Windows
File Manager basic operations
Selecting a printer and printer driver
Selecting video resolution

Basic S/W Operation - DOS
DIR Command
CHKDSK Command
DISKLIB backup system
BACKUP.EXE
FORMAT.COM
MD/CD Directory Commands

16. Remove all installation packaging to a customer designated area within the immediate installation location or arrange with the Customer for Customer removal.


2.6	Detail of  Working - Full Day Installation Programs

   From time to time, Dell will require dedicated
Workstation/Desktop/Notebook installation resources based upon a fully burdened cost per day. Whether sold as a standard service under this Schedule or integrated as part of a Special Bid, INSTALLATION
SERVICE PROVIDER is expected to provide the required CRE's to fulfill the services.

Assistant Workstation/Desktop/Notebook CRE

	Individual with minimal PC experience.
Capabilities to include the unboxing and staging of units to be installed, the removal of replaced units and asset tagging and/or recording. Limited field experience within the user community. This individual will only be available in conjunction with a Workstation/Desktop/Notebook CRE for large installation projects. This individual's primary responsibilities will encompass the more physical aspects of the installation process.



Workstation/Desktop/Notebook CRE

Individual with extensive experience in the Workstation/Desktop/ Notebook environment.
Capabilities to include hardware technician skills, applications loading, single-user operating systems installation, system troubleshooting, maintenance, diagnostics, and repair. Experienced in troubleshooting, connectivity, testing and maintenance of terminals and microcomputers. (See
Item 6 "Technical Skills" for technical
requirements.)

2. Installation Volume Assumptions

No Provider specific installation volume assumptions will be provided by DMLP to the Installation Service Provider.

3. Territory

The Services described herein will be provided in the continental United States, Alaska, Hawaii and Puerto Rico based upon the service level chosen from this Agreement as determined by DMLP and DMLP'S Customer.

5. Metrics

Timely, accurate communication and scheduling with the Customer is the cornerstone for success. The primary focus of the Installation metric is to drive consistency in meeting the Customer's timeframe and expectations.

Metric Criteria

Installation Call Completion shall mean the percentage of Installation calls completed within 48 clock hours of installation dispatch to Installation Service Provider or within the Next Business Day if scheduled by the Customer at the Customers convenience.

6. Technical Skills


6.1 Minimum Skill Requirements for Workstation/Desktop/Notebook CRE

(a) Current training on all Dell Desktop, Notebook and
Workstation  products.

(b) Working knowledge of MS-DOS and Windows current revisions, optional for OS/2, Windows for Workgroups, Windows NT, Unix, or other operating systems. Familiar with IBM AT standards for IRAQ's, DMA channels, memory usage/limitations, etc. Ability to run DMLP provided virus detection software.

(c) Emphasis on ISA, EISA, VESA, PCMCIA, SCSI, and PCI configuration & troubleshooting.

(d) Experienced with and capable of
workstation/desktop/notebook hardware installation. This is to include all necessary addressing, setting of IRS, &
EISA configuration necessary for proper functionality, installation of O/S and proper diagnostics to support typical system configurations. This would include support and functionality of Network Interface cards up to and including 32 bit Ethernet & token ring varieties, removable media devices (typically SCSI) such as CDROM, Streaming & DAT Tape Backup Units, and other periphery.

(e) Familiar with current PC technologies, such as the ability to diagnose hardware failure, perform the internal cabling of devices, connection/termination methods and connect associated periphery. Familiar with using Dell diagnostic tools, virus detection and elimination.

(f) Minimum of 2 years experience working with Intel PC products and associated peripherals. Prefer minimum of 1 year field experience or formally trained through an accredited technical school or equivalent training provided by a service company or having an A+ certification level..


(g) Trained to
professionally and positively represent the parent company as well as DMLP and other partners.

7. Pricing

Payment for such Services will be based upon the criteria set forth in Section 6 "Fees and Payment" of the Dell Services and Support Agreement and the applicable Fee shall be as set forth in Schedule B, the "Charging Scale".

                 DELL SERVICES and SUPPORT AGREEMENT
                           SCHEDULE A - 3

                    Other Services and Virus Checks

1. The Other Services

INSTALLATION SERVICE PROVIDER shall provide other services (including without limitation, upgrades, refurbishment, inspections, Special Bids support, consulting, standby or daily rate or on-site engineers) For this purpose, INSTALLATION SERVICE PROVIDER shall, from time to time thereafter during the term of this Agreement, provide DMLP with a price list of its products and services for the Territory. DMLP shall inform INSTALLATION SERVICE PROVIDER on a case by case basis of the nature of the problem and of the service required. Where such services are not charged by reference to the Charging Scale, INSTALLATION SERVICE PROVIDER shall notify DMLP and DMLP shall pay for the Services within forty-five (45) days after the date of invoice for the same.

Stand-by

Subject to the availability of personnel, make available, appropriate technical expertise over specific period
(evening, weekend, National Holiday, etc.) whereby
Customer pays for stand-by and Call-out fee if physical assistance invoked. Such service could be used for any of the above requirements.


Daily Rate

Subject to the availability of personnel, make available
Engineers for a full day's attendance at Customer's site, to carry out any of the above services. Technical level of Engineers must be commensurate with task assignment.

On-Site Engineer

Subject to the availability of personnel, make available
Engineer to be located at Customer's site to carry out any of the above services.(It is assumed that Logistics would also be made available to the Engineer locally.)

Special Bids

From time to time, DMLP will require additional services or modifications in existing services and pricing to fulfill a unique Customer requirement. At the request of DMLP via a "Statement of Work" process, the Installation
Service Provider will provide the Services in accordance with the "Service and Support Agreement" at the rates specified in the Charging Scale, or, if no rates for the requested service are specified in the Charging Scale, both Parties will mutually agree upon pricing prior to the service being rendered.

2.  Pricing

Payment for such additional Services will be based upon the criteria set forth in Section 6 "Fees and Payment" of the Dell
Services and Support Agreement and the applicable Fee shall be as set forth in Schedule B, the "Charging Scale".

               DELL SERVICES AND SUPPORT AGREEMENT
                          SCHEDULE B



                       The Charging Scale


The charges below are those to be paid by DMLP for the Services provided by Installation Service Provider in accordance with the terms and conditions of the Agreement. Amendments or additions to the Services and/or Fees contained in this Schedule (together with the implementation date) must be agreed to by both parties in writing prior to implementation and a revised Schedule must be attached to this Agreement.



                    Installation Services
                    ---------------------
Service Description  Fixed Fee

                                    Multiple    Install    Pricing

                           1-6  7-20  21-50  51-100 101-200 201-500 > 500
-----------------------------------------------------------------------------
Peripheral Install  (
Workstation, Desktop,
Notebook)    $ per install 52.50  45.00  45.00  42.00  40.00   40.00   40.00

Package #1   $ per install 45.50  40.50  33.50  31.50  30.00   28.50   25.00

Package #2   $ per install 87.50  70.00  63.00  58.50  55.00   48.00   45.00

Package #3   $ per install 133.00 112.00 104.00 100.00  90.00   90.00  85.00

Package #4   $ per install  80.50  63.00  56.00  52.50   50.00   47.50  45.00

Package #5   $ per install 150.00  130.00 120.00 110.00  100.00  90.00  85.00

Full Day Installation
Programs:
- Assistant WS/DT/NB CRE  $per day   235.00
- WS/DT/NB CRE            $per day   300.00